Rule 424(b)(3)
                                                 Registration Number 333-63239



                        FIRST COMMUNITY BANCSHARES, INC.


         We have modified the terms of our 7% Convertible Notes by reducing the conversion price from $12.10 per share to $11.00 per share.

         As of the date of this Prospectus Supplement, $340,000 in aggregate principal amount of the 7% Convertible Notes have been purchased by 18 persons. The reduction in the conversion price also applies to the Notes previously sold. As a result of this reduction in the conversion price, the total number of shares of common stock issuable upon conversion of the 7% Convertible Notes (assuming all of the Notes are sold) is 90,909 shares.

         We have also reduced the exercise price of the Rights to $10.00 from $11.00 per share and reduced the exercise price of the Warrants to $10.00 from $11.00 per share.


































         This Prospectus Supplement Must be Accompanied by and Read in Conjunction with the Amended Prospectus dated December 4, 1998. The date of this Prospectus Supplement is January 27, 1999.